Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C CONVERTIBLE PREFERRED STOCK

The undersigned, Chief Executive Officer of MACROSOLVE, INC., an Oklahoma corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on   April 16, 2014;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

        NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares.  The Corporation shall be authorized to issue Five Hundred Ninety-Five Thousand (595,000) shares of Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”).

Section 2. Stated Value.  Each share of Series C Preferred Stock shall have a stated value of $0.01977775 per share (as subject to adjustment in the case of any stock splits, stock combination or similar recapitalization affecting the Series C Preferred Stock as set forth herein) (the “Stated Value”).

Section 3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series C Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) $0.01 per share.  All preferential amounts to be paid to the holders of Series C Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid pari passu with each other class of preferred stock of the Corporation issued on or prior to the date hereof but prior to the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series C Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's common stock, $0.01 par value per share (the “Common Stock”).  If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series C Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series C Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.  Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

Section 4. Voting.  Except as otherwise expressly required by law, each holder of Series C Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to the number of votes for each share of Series C Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series C Preferred Stock are convertible into at such time, but not in excess of the conversion limitations set forth in Section 5 herein.

Section 5. Conversion.

(a) Conversion Right. Each holder of Series C Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series C Preferred Stock into fully paid and non-assessable shares of Common Stock in an amount equal to such number of shares which is equal to the quotient of 100 divided by the Stated Value for each one (1) share of Series C Preferred Stock surrendered.

(b) Conversion Procedure.  In order to exercise the conversion privilege under this Section 5, the holder of any shares of Series C Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series C Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice (the “Conversion Notice”, and such date of delivery of the Conversion Notice to the Corporation, the “Conversion Notice Delivery Date”). Within three (3) business days following the Conversion Notice Delivery Date, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to this Section 5 (the “Share Delivery Date”).  In case of conversion under this Section 5 of only a part of the shares of Series C Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series C Preferred Stock which have not been converted, upon receipt of the original certificate or certificates representing shares of Series C Preferred Stock so converted.  Until such time as the certificate or certificates representing shares of Series C Preferred Stock which have been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such shares of Series C Preferred Stock have been converted have been issued and delivered, the certificate or certificates representing the shares of Series C Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series C Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series C Preferred Stock.

(c)           Maximum Conversion.

(i)
Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of shares of Series C Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 3.33% of all of the Common Stock outstanding at such time (the “3.33% Beneficial Ownership Limitation”).

(ii)
By written notice to the Corporation, any holder of Series C Preferred Stock may increase or decrease the 3.33% Beneficial Ownership Limitation to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such holder of Series C Preferred Stock sending such notice and not to any other holder of Series C Preferred Stock; provided further, that the Corporation acknowledges that, notwithstanding the foregoing, as of the date hereof, some holders of Series C Preferred Stock have elected to have the 3.33% Beneficial Ownership Limitation to initially be 4.99%.

(iii)
For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a holder of Series C Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q,  Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of a holder of Series C Preferred Stock, the Corporation shall within one (1) business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series C Preferred Stock, held by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation’s Common Stock within sixty (60) days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d) Buy-In.  If, by the Share Delivery Date, the Corporation fails for any reason to deliver the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, as set forth in the Conversion Notice, and after such Share Delivery Date, the converting holder purchases, in an arm’s length open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) in order to make delivery in satisfaction of a sale of Common Stock by the converting holder (the “Sold Shares”), which delivery such converting holder anticipated to make using the shares to be issued upon such conversion (a “Buy-In”), the converting holder shall have the right to require the Corporation to pay to the converting holder the Buy-In Adjustment Amount.  The Corporation shall pay the Buy-In Adjustment Amount to the converting holder in immediately available funds immediately upon demand by the converting holder. For purposes of this Certificate of Designation, the term “Buy-In Adjustment Amount” means the amount equal to the excess, if any, of (i) the converting holder’s total purchase price (including brokerage commissions, if any) for the Covering Shares associated with a Buy-In, over (ii) the net proceeds (after brokerage commissions, if any) received by the converting holder from the sale of the Sold Shares.  By way of illustration and not in limitation of the foregoing, if the converting holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In, with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Corporation will be required to pay to the converting holder will be $1,000.

Section 6. Other Provisions.

(a) Stockholder Approval.  The Company shall use its best efforts to obtain, on or before May 15, 2014, such approvals of the Company’s stockholders as may be required to issue all of the shares of Common Stock issuable upon conversion of, or otherwise with respect to, the shares of Preferred Stock in accordance with its governing law and any applicable rules or regulations either through a reverse stock split of the Common Stock or an increase in authorized capital (the “Stockholder Approval”).  The Company shall comply with the filing and disclosure requirements of Section 14 under the Securities Exchange Act of 1934, as amended, in connection with the Stockholder Approval.  The Company represents and warrants that its Board of Directors has approved the proposal contemplated by this Section.

(b) Reservation of Common Stock.  Subject to the Stockholder Approval (as such term is defined in Section 6(a) above, tThe Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series C Preferred Stock from time to time outstanding.

(c) Record Holders.  The Corporation and its transfer agent, if any, for the Series C Preferred Stock may deem and treat the record holder of any shares of Series C Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 7. Restriction and Limitations.  Except as expressly provided herein or as required by law so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series C Preferred Stock.

Section 8. Certain Adjustments.

(a) Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series C Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the conversion of the Series C Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series C Preferred Stock shall receive such consideration as if such number of shares of Series C Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Section 9. Fundamental Transaction.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction (as defined below) pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to insure that each holder will thereafter have the right to receive upon a conversion of all the Series C Preferred Stock held by such holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series C Preferred Stock contained in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such holder would have been entitled to receive had the Series C Preferred Stock held by such holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the conversion rate described in Section 5 above. The provisions of this Section 9 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of the Series C Preferred Stock contained in this Certificate of Designations.

For purposes of this Section 9, the following definitions shall apply:

(a) “Fundamental Transaction” means that (i) the Corporation or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation or any of its Subsidiaries is the surviving corporation) any other person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person, or (3) allow any other person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person whereby such other person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), or (5) (I) reorganize, recapitalize or reclassify the Common Stock, (II) effect or consummate a stock combination, reverse stock split or other similar transaction involving the Common Stock or (III) make any public announcement or disclosure with respect to any stock combination, reverse stock split or other similar transaction involving the Common Stock (including, without limitation, any public announcement or disclosure of (x) any potential, possible or actual stock combination, reverse stock split or other similar transaction involving the Common Stock or (y) board or stockholder approval thereof, or the intention of the Corporation to seek board or stockholder approval of any stock combination, reverse stock split or other similar transaction involving the Common Stock), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

(b) “Subsidiary” means any subsidiary of the Corporation including any direct or indirect subsidiary of the Corporation formed or acquired after the date hereof.

(c) “Voting Stock” of a person means capital stock of such person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 10. Equal Treatment of Holders.  No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series C Preferred Stock.  For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all holders of the Series C Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series C Preferred Stock or otherwise.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 16th day of April 2014.

By:	/s/
Name:	James C. McGill
Title:	Chief Executive Officer

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